Exhibit 3.1

CERTIFICATE OF RETIREMENT OF SERIES A PREFERRED STOCK
OF THE KRAFT HEINZ COMPANY

(Pursuant to Section 243 of the General Corporation Law of the State of Delaware)

I, Paulo Basilio, the Chief Financial Officer of The Kraft Heinz Company (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Act”), do hereby certify that:

1.    The name of the corporation is The Kraft Heinz Company.

2.    Article IV of the Corporation’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) established and authorized the issuance of 80,000 shares of 9.00% Cumulative Compounding Preferred Stock, Series A (the “Series A Preferred Stock”), $0.01 par value per share.

3.    The Corporation has redeemed all of the issued and outstanding shares of Series A Preferred Stock pursuant to the provisions of Article IV of the Certificate of Incorporation.

4.    Pursuant to Article IV(A) of the Certificate of Incorporation, all of the shares of Series A Preferred Stock so redeemed are cancelled and automatically retired upon such redemption.

5.    Article IV(A) of the Certificate of Incorporation prohibits the reissuance of any shares of Series A Preferred Stock following such redemption and, pursuant to the provisions of Section 243 of the Act, upon the effectiveness of the filing of a certificate as therein provided, the Corporation’s Certificate of Incorporation shall be amended to (i) reduce the number of authorized shares of preferred stock of the Corporation by 80,000 to 920,000 and (ii) eliminate from the Certificate of Incorporation all references to the Series A Preferred Stock.

[Signature page follows]

IN WITNESS WHEREOF, I executed on this Certificate of Retirement on 7th day of June, 2016.

/s/ Paulo Basilio
Name:	Paulo Basilio
Title:	Chief Financial Officer